ARTHUR
                          ANDERSEN



November 11, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549




We have read a draft of Quantum Financial Holdings, Inc.'s disclosure related to our resignation as their independent accountants and we concur there has been no disagreement with us on any matters of accounting principles or practices, financial statement disclosure, auditing scope or procedures, and that we did not issue an adverse or qualified opinion on the financial statement of Quantum for the years ending December 31, 1995 or 1994.

If you have any questions do not hesitate to give Jim Nace a call at (410) 234-3805.



Very truly yours,


/s/ Arthur Andersen